KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE

CRANBURY, NEW JERSEY – February 22, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold in Western Europe, Eastern Europe and Turkey.

Effective March 15, 2011, or as permitted by contract, prices for all Kronos® titanium dioxide products sold in Western Europe and Turkey will be increased by 200 to 250 Euro per metric ton (or equivalent in other currencies), depending on the grade and market segment.

In the US dollar markets of Eastern Europe, the price increase will be 300 to 350 US$ per metric ton, depending on the grade and market segment.

This increase is in addition to the increases previously announced.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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